EXHIBIT 15.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2019, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in the Annual Report of Caesarstone Ltd. on Form 20-F for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Caesarstone Ltd. on Forms S-8 (File No. 333-180313 and 333-210444) and Form F-3ASR (File No. 333-196335).

/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
March 14, 2019